EX-35.3
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.


Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, NY 10719


RE: Annual Statement as to Compliance for Bear Stearns Asset Backed Securities I Trust 2007-AC2, Asset Backed Certificates, Series 2007-AC2

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Trustee during the Reporting Period under the Pooling and Servicing Agreement has been made under my supervision; and

(b) to the best of my knowledge, based on such review, except as otherwise provided on Schedule A hereto, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.


March 1, 2008
/s/ William Augustin
WILLIAM AUGUSTIN
Vice President


(page)


(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

Schedule A

List of Exceptions for Bear Stearns Asset Backed Securities I Trust 2007-AC2, Asset Backed Certificates, Series 2007-AC2

Reporting Error Relating to Delinquency Reporting:

This deal experienced a non-systemic administrative issue that caused a single instance in which some delinquent loans were not stratified accurately. The instance was subsequently corrected and remittance reports were revised to reflect the correct stratification. No payments to certificate holders were impacted by the reporting errors.